Exhibit (h)(iii)(c)
AMENDMENT NO. 3
to the
EXPENSE LIMITATION AGREEMENT
          This Amendment is made as of March 1, 2009 to the Expense Limitation Agreement dated August 14, 2007 (“Agreement”) between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).
          WHEREAS, as of the close of business on December 29, 2008, the Munder Small-Mid Cap 130/30 Fund was liquidated;
          WHEREAS, MCM desires to pay certain expenses of the Munder Tax-Free Short & Intermediate Bond Fund and/or waive fees payable under the Service Agreements (as defined in the Agreement) through October 31, 2009 in order to reduce the ordinary annual fund operating expenses born by the shareholders of each class of shares of the Fund;
          WHEREAS, as of the close of business on March 25, 2009 or such other later date as the officers of MST agree, the Munder Mid-Cap Value Fund will be liquidated; and
          WHEREAS, as of the close of business on March 27, 2009 or such other later date as the officers of MST agree, the Munder Small-Mid Cap Fund will be merged with and into the Munder Mid-Cap Core Growth Fund.
          NOW THEREFORE, in consideration of the promises and covenants contained herein, MST and MCM agree to amend the Agreement as follows:
1.	MCM hereby agrees to pay Fund expenses and/or waive Service Agreement fees through October 31, 2009 in amounts sufficient to maintain the Expense Limit (as defined in the Agreement) specified for each class of shares of the Munder Tax-Free Short & Intermediate Bond Fund.
2.	Schedule A of the Agreement is hereby replaced with the attached Schedule A effective March 1, 2009.
[Signatures Appear on the Following Page]

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST
By:
Stephen J. Shenkenberg
Vice President, Secretary & CCO

MUNDER CAPITAL MANAGEMENT
By:
Peter K. Hoglund
Managing Director, Chief Financial Officer

Dated: March 1, 2009
SCHEDULE A
To the Expense Limitation Agreement
Expense Limits
Expense payments and Service Agreement fee waivers made by MCM under this Agreement shall be made in an amount sufficient to maintain the specified Operating Expense Ratio for each class as follows:

International Fund-Core Equity
Class A	1.61%
Class C	2.36%
Class K	1.61%
Class R	1.86%
Class Y	1.36%
Class I	1.10%

International Small-Mid Cap Fund
Class A	1.71%
Class C	2.46%
Class K	1.71%
Class R	1.96%
Class Y	1.46%
Class I	1.20%

Bond Fund
Class A	0.65%
Class B	1.40%
Class C	1.40%
Class K	0.65%
Class Y	0.40%

Tax-Free Short & Intermediate Bond Fund
Class A	0.65%
Class B	1.40%
Class C	1.40%
Class K	0.65%
Class Y	0.40%

Multi-Cap Growth Fund
Class A	1.71%
Class C	2.46%
Class K	1.71%
Class R	1.96%
Class Y	1.46%
Class I	1.20%
Effective until the earlier of the close of business on March 25, 2009 or the liquidation of the Mid-Cap Value Fund:

Mid-Cap Value Fund
Class A	1.45%
Class C	2.20%
Class K	1.45%
Class R	1.70%
Class Y	1.20%
Effective until the earlier of the close of business on March 27, 2009 or the merger of the Small-Mid-Cap Fund with and into the Mid-Cap Core Growth Fund:

Small-Mid Cap Fund
Class A	1.45%
Class B	2.20%
Class C	2.20%
Class K	1.45%
Class R	1.70%
Class Y	1.20%